                                                                    EXHIBIT 12.1

                              NUEVO ENERGY COMPANY
               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                                                            THREE MONTHS
                                                              YEAR ENDED DECEMBER 31, (1)                  ENDED MARCH 31,
                                              -------------------------------------------------------   ---------------------
                                                  1993       1994       1995       1996        1997        1997(1)      1998
                                              --------------------------------------------------------  ----------------------
Earnings:
 Income (loss) before income taxes,
   minority interest and extraordinary item     (14,060)    (7,239)     6,730     57,972     (17,340)    24,425     (11,309)
 Interest expense.........................       11,861     12,560     15,389     36,009      27,357      6,745       6,826
 TECONS dividends.........................           --         --         --        165       6,613      1,615       1,653
                                              ----------   -------    -------   --------    --------    -------    --------
   Adjusted earnings (loss)...............       (2,199)     5,321     22,119     94,146      16,630     32,785      (2,830)

Fixed Charges.............................
 Interest expense.........................       11,861     12,560     15,389     36,009      27,357      6,745       6,826
 Capitalized interest.....................           --         --         --         --       2,143      1,422         241
 TECONS dividends.........................           --         --         --        165       6,613      1,615       1,653
                                              ----------   -------    -------   --------    --------    -------    --------
   Total Fixed Charges....................       11,861     12,560     15,389     36,174      36,113      9,782       8,720
Ratio of Earnings to Fixed Charges........           --         --        1.4        2.6          --        3.4          --
Earnings required to cover Fixed
 Charges..................................       14,060      7,239         --         --      19,483         --      11,550
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_____________________
1  Effective January 1, 1998, the Company changed its method of accounting for its investments in oil and gas properties from the full cost to the successful efforts method. All prior years' financial statements presented herein have been restated to reflect this change.